                                                                    EXHIBIT 10.4

                                                                    Page 1 of 26
                     EXCLUSIVE LICENSE AND SUPPLY AGREEMENT


     This Agreement is made and entered into this 22nd day of December, 1999 (hereinafter "Effective Date") by and between Medi-Ject, a Minnesota corporation, having a place of business at 161 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55441 (hereinafter "Medi-Ject") and Bio-Technology General Corp., a Delaware corporation, having a place of business at 70 Wood Avenue South, Iselin, New Jersey 08830, (hereinafter, "BTG").

     Whereas BTG has developed an injectable pharmaceutical for treating human growth disorders which BTG will produce, promote, distribute and sell in different pharmaceutical forms for administration in humans for which the Devices are of potential use and wishes to extend its product package with the Devices; and

     Whereas Medi-Ject has expertise in the design, manufacture and sales of needle-free injector devices; and

     Whereas Medi-Ject owns valuable Medi-Ject Know How (hereinafter defined) and has been granted patent protection relating to the disposable front-end chamber and adaptor for such needle-free injector devices and Medi-Ject is desirous of developing, Exclusively licensing and supplying such devices in the Territory to BTG for use in the treatment of human growth disorders and further indications in the Field; and

     Whereas BTG and Medi-Ject previously entered into the First Agreement and were frustrated in the performance of the First Agreement by virtue of BTG having been preliminarily enjoined from importing and selling hGH in the United States; and

     Whereas Medi-Ject has acquired the rights to an improved Device(s) which is a needle-free injector device system capable of delivering drugs through the skin in a controlled manner; and

     Whereas BTG and Medi-Ject, in contemplation of BTG eventually being able to import and market, whether by itself or through one or more third parties, or both, hGH in the United States, desire to modify and reaffirm their business arrangement by substituting this Agreement for the First Agreement;

     Now Therefore, in consideration of the foregoing and mutual covenants and conditions set forth herein, the parties hereto mutually agree as follows:


                             ARTICLE 1 - DEFINITIONS
                             -----------------------

1.1 "Affiliate(s)" means any corporation or business entity controlled either directly or indirectly by beneficial ownership of 50% or more of the voting stock of, or a
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                                                                    Page 2 of 26

     50% or greater interest in the income of, such corporation or other business entity, or the maximum ownership permitted by law or administrative practice.

1.2 "Agreement" means this Exclusive License and Supply Agreement entered into by and between BTG and Medi-Ject as of the Effective Date.

1.3 "BTG Know How" means all confidential, pharmaceutical, scientific, medical and marketing information and technical data invented, developed, generated or acquired by BTG (other than Medi-Ject Know How) relating to the development, manufacture, use or sale of hGH or the Devices including but not limited to clinical, pharmaceutical and scientific data and information required for registration and marketing purposes in the Field in the Territory other than Improvements which are explicitly dealt with as separate issues in this Agreement.

1.3 "Device(s)(s)" means those Medi-Ject needle-free injector devices, including the injector identified in Appendix A, which:

     (a) comprise a Disposable Adaptor, Disposable Front End Chamber and a Power Pack, individually or in any combination,

     (b) which exhibit pressure and delivery characteristics satisfactory for use in humans in the Field, and

     (c) which are conceived by, owned by, or licensed, with the right to sublicense, to Medi-Ject as of the Effective Date,

     and any Improvements thereon made by or for Medi-Ject during the term of this Agreement.

1.5 "Disposable Adaptor(s)" means a system which is used as the interface between a vial of medicant and the Disposable Front End Chamber.

1.6  "Dispute" shall have the meaning ascribed to it in Section 11.13.

1.7 "Disposable Front End Chamber(s)" means a system which is filled with medicant at the time of administration and used to hold and administer the medicant needle-free.

1.8 "Exclusive" and/or "Exclusively" means that only BTG, its sublicensees, its Affiliates and its designated distributors have the right to sell the Device(s) or any other product that is developed by Medi-Ject, for use in the Field.

1.9  "Field" means using hGH to treat any human ailment.
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                                                                    Page 3 of 26

1.10 "First Agreement" means Exclusive License and Supply Agreement effective as of June 27, 1995 entered into by and between BTG and Medi-Ject.

1.11 "First Commercial Sale" means the invoice date of the first sale of Finished Device(s)(s) and /or the Device(s)(s) in the Field and in the Territory by BTG to an Independent Third Party through customary commercial channels of distribution after having obtained all necessary governmental approvals.

1.12 "hGH" means authentic human growth hormone having an amino acid sequence identical to the amino acid sequence of naturally occurring human growth hormone produced using mammalian cells or genetically engineered micro-organisms.

1.13 "Improvements" means inventions, discoveries, developments, ideas and indications related to the Device(s) including its design, materials used, manufacture or use, which are first reduced to practice during the term of this Agreement and which are not encumbered by an Independent Third Party confidential information agreement between either party and the Independent Third Party. If any such confidentiality agreement should exist, both Medi-Ject and BTG shall make all reasonable efforts to request permission from such Independent Third Party to disclose such information to the other party.

1.14 "Independent Third Party" means any party other than Medi-Ject, BTG and their Affiliates.

1.15 "Medi-Ject Know How" means all confidential, engineering, scientific and medical information, technical data and marketing studies developed or acquired by or on behalf of Medi-Ject or under the control of Medi-Ject (other than BTG Know How) relating to the development, manufacturing, use and sale of Device(s)(s), including, but not limited to, engineering, design, analytical and clinical data, product forms, control assays and specifications, methods of manufacturing and preparation data and specifically including all information contained in all health registration dossiers filed in various countries of the world to the extent that such information is and continues to be confidential and shall further include all confidential Independent Third Party data which Medi-Ject has access to and is free to disclose without restriction or compensation to such Independent Third Party other than Improvements which are explicitly dealt with as separate issues in this Agreement.

1.16 "Net-hGH-Sales" means gross invoice of hGH sold by BTG, its Affiliates, and its sublicensees to Independent Third Party customers, less (a) returns, quantity and cash discounts, fees for hGH product distribution to BTG and allowances thereon actually allowed (but not including cash discounts for prompt payment); (b) government, managed care and other contract rebates, including governmental rebates required by law and retroactive price reductions imposed by public authorities; (c) sale taxes, use taxes and other similar taxes; (d) any transportation,
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                                                                    Page 4 of 26

     handling and insurance charges borne by the party, its Affiliates or sublicensees calculated as an average of such party's actual costs for all of its products in this category.

1.17 "Patent Rights" means those patents and patent applications identified in Appendix B and all patents and patent applications filed by, or issued, licensed or assigned to Medi-Ject in the Territory and during the Term which relate to the Device(s) and which are useful in the Field, together with any and all patents that may issue or may have issued therefrom, including any and all divisions, continuations, continuations-in-part, extensions, additions or reissues of or to any of the aforesaid patent applications.

1.18 "Power Pack" means a medical device that serves as the source of power for needle-free injecting of humans.

1.19 "Territory" means the United States of America, its territories and possessions.

                       ARTICLE 2 -- DESIGN AND DEVELOPMENT
                       -----------------------------------

2.1 Medi-Ject hereby agrees to Exclusively design, develop and provide to BTG, Device(s)(s) for use in the Field having a range of power settings and orifice sizes suitable for use with BTG's pharmaceutical drug and vehicle as described in specifications from time to time which are approved by both parties.

2.2 Medi-Ject and BTG each agree to maintain Medi-Ject Know How or BTG Know How received by it from the other party and Improvements and status of the Device(s) development as Confidential Information and will exercise due care to prevent its unauthorized disclosure during and for a period of ten
     (10) years after the termination of this Agreement. Further, BTG will provide Medi-Ject with the results of the development studies relating to the performance of the Device(s) which will be considered as Confidential Information. Confidential Information shall further include but not be limited to, all business, marketing, scientific and technical information including all designs, prototypes, special tooling, and any other information disclosed hereunder and under the Confidentiality Agreement between the parties in existence prior to the date of this Agreement, except any portion thereof which:

     (a) is known to Medi-Ject, as evidenced by Medi-Ject's written records, before the disclosure by BTG;

     (b) is disclosed by Medi-Ject after acceptance of this Agreement by a third party, who is not under contract to Medi-Ject and who has a right to make such disclosure; or

     (c)  is or becomes party of the public domain through no fault of Medi-
          Ject;

     (d) is known to BTG, as evidenced by BTG's written records, before the disclosure by Medi-Ject;

     (e) is disclosed to BTG after acceptance of this Agreement by a third party, who is not under contract to BTG and who has a right make such disclosure; or

     (f)  is or becomes party of the public domain through no fault of BTG;

     (g) both parties acknowledge and agree to allow disclosure of such information described in this Section 2.2 by the receiving party, if such information is required by court order, provided that the disclosing party shall give the other party an opportunity to review and approve such disclosure, said review and approval not to be unreasonably withheld or delayed by either party.


2.3 Both parties agree not to use each other's Know How for any purpose other than agreed to in this Agreement.

2.4 Both parties shall cooperate to secure regulatory approval for use of the Device(s) with hGH.

2.5 Medi-Ject will provide to BTG any Improvements in relation to the Device(s).

2.6 BTG shall provide to Medi-Ject an annual summary, commencing with the first calendar year after the First Commercial Sale, of its marketing plans for the Devices for information only. Medi-Ject shall treat such annual summaries from BTG as Confidential Information.

2.7 Medi-Ject shall make available to BTG, on a reasonable consultation basis, such advice of its technical personnel as may reasonably be requested by BTG in connection with the Device(s).

2.8 Throughout the term of this Agreement, Medi-Ject and BTG shall provide to each other promptly but no longer than within three (3) business days after receipt all reports (each party is aware of) on adverse effects, which may affect human use of the Devices. Upon receipt of any such report, the parties shall consult each other and decide what consequences the new observations shall have for the future sale of the Devices in the Field in the Territory. Nothing contained herein shall, however, be construed as restricting the obligations of either party to make a timely report of such matter to the relevant government authorities in the Territory.
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                                                                    Page 6 of 26

2.9 Medi-Ject at its own cost shall have a continuing right in the Territory to use, have used, manufacture and have manufactured Device(s) in the Field for investigational and developmental purposes only, provided always that Medi-Ject shall first inform BTG of its intentions so to do and shall ensure that the said developments are first made available to BTG and are not to the detriment of BTG in the Field in the Territory.

2.10 BTG at its own cost shall have a continuing right in the Territory to test, and have tested, competitive needle-free injector drug delivery products which have the same intended use as the Device(s) in the Field for investigational and developmental purposes only, provided always that BTG shall first inform Medi-Ject of its intentions so to do and shall ensure that said developments are first made available to Medi-Ject and are not to the detriment of Medi-Ject in the Field in the Territory.


            ARTICLE 3 -- LICENSE GRANT, LICENSING FEES AND ROYALTIES
            --------------------------------------------------------

3.1 Medi-Ject hereby grants to BTG the Exclusive and sublicensable right in the Field in the Territory, under the Patent Rights and Medi-Ject Know How and Improvements only for the Field, to use, have used, sell and have sold, but not manufacture, the Device(s) in the Territory for the Term of this Agreement.

3.2 All proprietary rights and rights of ownership with respect to the Patent Rights and Medi-Ject Know How shall at all times remain solely with Medi-Ject and BTG shall have no proprietary rights in or to the Patent Rights and Medi-Ject Know How other than those specifically granted herein.

3.3 All proprietary rights and rights of ownership with respect to BTG Know How shall at all times remain solely with BTG and Medi-Ject shall have no proprietary rights in or to BTG Know How other than those specifically granted herein.

3.4 All proprietary rights and rights of ownership with respect to Improvements pertaining to Devices shall at all times remain solely with Medi-Ject and BTG shall have no proprietary rights in or to the Device(s) related Improvements other than those specifically granted herein.

3.5 All proprietary rights and rights of ownership with respect to Improvements pertaining to pharmaceutical drugs shall at all times remain solely with BTG and Medi-Ject shall have no proprietary rights in or to the pharmaceutical drug related Improvements other than those specifically granted herein.

3.6  BTG shall exert its best reasonable efforts to commercialize and to create a demand for the Devices in the Territory under its own trademarks.
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                                                                    Page 7 of 26

3.7 BTG will be responsible for ensuring that the use, promotion and sale of the Device(s) within the Territory is in accordance with the legal and regulatory requirements of the Territory.

3.8 The choice and use of any trademarks to be used with the Device(s) other than those Trademark(s) already used by Medi-Ject, shall remain with BTG.

3.9 Ownership of and rights to the BTG chosen trademark(s) shall remain with BTG during and beyond the term of this Agreement. The use of the trademark(s) shall be free of royalties and any other payments.

3.10 Nothing in this Agreement shall be construed, either explicitly or implicitly, to grant either party a license to use each other's trademarks.

3.11 In consideration for Medi-Ject's Exclusive license to BTG as per this Agreement, BTG has paid to Medi-Ject and Medi-Ject hereby acknowledges receipt of licensing fees in the amount of Two Hundred Fifty Thousand US Dollars (US$250,000) which constitutes payment in full of the licensing fee.

3.12 Licensing fees and all other payments by BTG to Medi-Ject accruing in this Agreement shall be paid in United States currency. Medi-Ject shall invoice BTG in United States currency.

3.13 BTG shall pay to Medi-Ject royalties as follows in the event BTG uses its right to use or have used, sell or have sold the Device(s) in the Field in the Territory:

     (a) BTG shall pay Medi-Ject a cumulative royalty on all hGH sold for use with Device(s). The cumulative royalty shall be calculated based on the Net-hGH Sales using Device(s) within the Territory after First Commercial Sale where Device(s) is used or sold with hGH, and the cumulative royalty rate shall be based on increased hGH marketshare, in dollars, as follows:

          % hGH Marketshare in dollars        % Cumulative Royalty
          using Device(s)                         to Medi-Ject
          ----------------------------        --------------------
                 0 to 10                              1.0
                10 to 15                              2.5
                     >15                              4.0

     (b) BTG shall promptly give notice to Medi-Ject of the date of the First Commercial Sale in the Field in the Territory.

     (c) In the event the royalty rates set forth hereabove exceed those allowable by applicable law or governmental rule or regulation, they shall be so modified as to conform to the maximum royalty rate allowable.
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                                                                    Page 8 of 26

3.14 Royalties due to Medi-Ject under Section 3.13 of this Agreement shall accrue when payment for Device(s) are invoiced by BTG to any Independent Third Party in the Territory in accordance with the provisions below.

3.15 Royalties occurring hereunder shall be due and payable on the sixtieth
     (60th) day following the close of each quarterly period (March, June, September, December).

3.16 Royalties accruing hereunder shall be paid to Medi-Ject or Medi-Ject's designee, duly named by Medi-Ject in written notice to BTG.

3.17 Royalties and all other payments by BTG to Medi-Ject accruing in this Agreement shall be paid in United States of America dollar currency.

3.18 If at any time, legal restrictions in the Territory prevent the prompt payment of royalties or any portion thereof accruing hereunder, the parties shall promptly meet to discuss suitable and reasonable alternative methods of reimbursing Medi-Ject the amount of such running royalties.

3.19 Each payment of royalties made to Medi-Ject hereunder shall be accompanied by a written report, signed by a financial officer of BTG, showing the Net-hGH-Sales and Net-hGH-Sales using the Device(s) for the months of the quarterly period for which payment is being made. In the event that no royalty is due to Medi-Ject hereunder for any such quarterly period, BTG shall so report.

3.20 BTG shall maintain and keep for a period of at least three (3) years, complete and accurate records in sufficient detail to enable any royalties which shall have accrued hereunder to be determined.

3.21 Upon the request of Medi-Ject, but not exceeding once in any calendar year period, with a minimum of two (2) weeks notice from Medi-Ject, BTG shall permit during normal business hours an independent public accountant, selected by Medi-Ject and reasonably acceptable to BTG to have access to all such records of BTG's as may be necessary to verify the accuracy of the royalty reports and payment submitted to Medi-Ject hereunder.

     (a) Any such inspection of BTG's records shall be at Medi-Ject's expense, except that if any such inspection reveals a deficiency in an amount of running royalty actually paid to BTG hereunder in any quarterly period of two percent (2%) or more of the amount of such running royalty actually due to Medi-Ject hereunder, then the expense of such inspection shall be borne promptly by BTG. If such inspection reveals a surplus in the amount of running royalty actually paid to Medi-Ject by BTG, Medi-Ject shall reimburse BTG the surplus.

                       ARTICLE 4 -- SUPPLY AND MARKETING
                       ---------------------------------

4.1 Medi-Ject agrees to Exclusively supply and BTG agrees to purchase all its requirements of Device(s) in the Field and in the Territory from Medi-Ject for an initial lterm of the longer of five (5) years following the First Commercial Sale of a Device(s) in the Field in the Territory or expiration of the last material Patent Right coverage for Device(s).

4.2 The price of a Device(s) shall be $200 per Power Pack, $3.00 per Disposable Adaptor and $3.00 per Disposable Front End Chamber.

     (a) The prices for the Disposable Adaptor and the Disposable Front End Chamber are based on the assumption that the FDA will approve the Device(s) and that such approval will permit each to be used at least five (5) times before disposal. If such approval for such multiple uses is not granted or, if granted, the market does not accept multiple uses, then the parties shall meet and negotiate in good faith a lower price for each taking into account BTG's need for competitive pricing in the market, which price will in any event be not less than Medi-Ject's cost to produce each item.

     (b) The prices may be increased or decreased only by mutual agreement of the parties taking into account the cost of goods, contributions to Medi-Ject, manufacturing costs Medi-Ject must incur and competitive disadvantage that Medi-Ject might incur to manufacture the Device(s) for BTG to comply with the terms of this Agreement and fully taking into account BTG's need for competitive pricing in the market.

4.3 Should additional tooling be necessary to expand production of Device(s) for BTG, BTG agrees to pay for any unique tooling costs required for Medi-Ject to commercially manufacture BTG's requirements of the Device(s). Any tooling which is uniquely designed for BTG's exclusive use in the Field in the Territory will be prenotified to BTG as to cost, use and design. BTG will decide if, and when, it wants Medi-Ject to proceed, in which case BTG will pay for such tooling. The uniquely designed tooling will be owned, controlled and maintained by Medi-Ject subject to Section 2.2. BTG shall approve such additional proposed expenses prior to such expenses being incurred.

4.4 Medi-Ject will be responsible for diligently filing and prosecuting a 510(K) for BTG's Device(s) with the U.S. Food and Drug Administration
     (FDA), and other such counterpart regulatory applications in the Territory as BTG chooses, it being understood that BTG will reimburse all Expenses incurred by Medi-Ject for filing such regulatory applications in the Territory selected by BTG provided that BTG approves such Expenses prior to such Expenses being incurred. BTG will be responsible for diligently developing and generating appropriate data for regulatory filings in the Territory to seek approval to market the Device(s) as part of BTG's hGH Product. BTG shall be responsible for maintaining all regulatory authority in the Territory for the BTG pharmaceutical drug associated with this Agreement.

4.5 Both parties shall have full access to each other's necessary and appropriate documentation to allow for regulatory submissions.

     (a) BTG shall own and maintain all pharmaceutical registrations licenses and market authorizations based on said pharmaceutical registration licenses for the term of this Agreement and beyond unless otherwise provided for in this Agreement. BTG will provide Medi-Ject a written copy of all documentation used in the regulatory process which allows BTG to utilize effectively the Device(s) with hGH and obtain approval from the FDA for First Commercial Sale in the Territory.

     (b) Medi-Ject will have the exclusive right to cross reference BTG's regulatory filings within the Field with the FDA on a worldwide basis for all indications not in the Field and not in the Territory.

     (c) BTG agrees to file all necessary documents required to allow Medi-Ject to exercise such rights to cross reference such BTG regulatory filings.

     (d) Medi-Ject shall own all 510(K) or other such counterpart regulatory applications and market authorizations based on said 510(K) or other regulatory applications for the Term and beyond unless otherwise provided for in this Agreement.

4.6 Medi-Ject will be responsible for and have sole control over and shall diligently prosecute and maintain the application for, prosecution of and maintenance of any patent applications and patents which incorporate any Improvements that may result from this Agreement or any Medi-Ject Know How that is related to Device(s). Such patents will be owned by Medi-Ject as per Article 3. The cost associated with the application for prosecution of the maintenance of the patent applications and patents shall be borne by Medi-Ject.

4.7 BTG shall be Exclusively responsible and shall, whenever legally permitted to do so, use reasonable best efforts to diligently market and sell the Device(s) in the Field in the Territory by itself, or through Affiliates or sublicensees as BTG may elect in its sole discretion.

     (a) BTG shall at all times maintain written communication with Medi-Ject as to its plans to market, continued marketing, and sales of Device(s) in the Territory. Such information shall be used by Medi-Ject only for information purposes and shall be treated by Medi-Ject as BTG's Confidential Information.

     (b) Subject to any delay pursuant to Section 6.6, BTG and Medi-Ject shall cooperate to effect the filing set forth in Section 4.4 and any filings for governmental approval to market the Device(s) which are required to be made by BTG, within six (6) months of the date that BTG is legally permitted to sell hGH in the Territory; provided, however, that the Device(s) is in the final form required by BTG and available in sufficient quantities to conduct any evaluations or the like required for filing and assuming further that no clinical trials are required -- any delay occasioned by any failure of one or more of these conditions shall extend the six (6) month period accordingly.

     (c) Subject to any delay pursuant to Section 6.6, the First Commercial Sale shall occur within six (6) months of the date that all necessary governmental approvals have been obtained.

4.8 BTG shall promptly give notice to Medi-Ject of the date of the First Commercial Sale.

4.9 With the understanding that Medi-Ject has developed considerable expertise in the use and handling of needleless injectors, Medi-Ject will upon its own approval, which will not be unreasonably withheld, offer its services for training BTG and other nominated personnel during the product development period prior to First Commercial Sale. BTG may wish to avail itself of this expertise and shall reimburse Medi-Ject for all Expenses associated with Medi-Ject providing such training.


                         ARTICLE 5 -- ORDERS OF DEVICES
                         ------------------------------

5.1 The parties shall meet after first regulatory submission of the Device(s) to negotiate in good faith an ordering schedule.

     (a) These negotiations will incorporate Medi-Ject's anticipated need for six (6) months' notice for initial commercialization, the need for a rolling twelve (12) month forecast, and BTG's need to agree batch sizes, ordering dates and delivery dates.

     (b) The parties shall reach agreement on a reasonable initial order amount.

5.2 BTG agrees to send to Medi-Ject at least six (6) months before the intended shipping date of each order, a firm and binding purchase agreement for such order; provided that such binding purchase agreement can be amended positively or negatively by up to twenty-five percent (25%) by BTG within ninety (90) days after the original such binding purchase agreement has been issued by BTG to Medi-Ject; BTG may make such adjustment to a binding purchase agreement provided such adjustment to a binding purchase agreement does not impact on the ability of Medi-Ject to deliver Device(s) to BTG on the agreed upon delivery date of the original binding purchase order.

5.3 Quantities of Device(s) to be supplied shall conform to the specification approved by both parties and for manufacture or such other specification agreed to in writing from time to time between the parties.

5.4 Medi-Ject shall invoice BTG upon each shipment of Device(s) and BTG shall pay the full balance of each purchase agreement within thirty (30) days of delivery by Medi-Ject to the carrier designated by BTG.

5.5 Title and risk of loss with respect to Device(s) shipped by Medi-Ject for a given BTG purchase agreement shall pass to BTG upon delivery by Medi-Ject to the carrier designated by BTG.

5.6 Medi-Ject shall package at Medi-Ject's cost the Device(s) in containers suitable for transport by BTG's designated carrier.

5.7 Medi-Ject will ship the Device(s), appropriate product package and bulk accessories in numbers ordered by BTG, to up to three (3) destinations as designated by BTG.

     (a) BTG shall be responsible for distribution of the Device(s) from these designated points.


                   ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES
                   -------------------------------------------

6.1 Medi-Ject warrants that it is the Exclusive owner of all rights, title and interest in and to the Patent Rights and Medi-Ject Know How and that it is free to enter into this Agreement and to carry out all of the provisions hereof including its agreement to grant to BTG an Exclusive license with respect to the Devices in the Field and in the Territory.

6.2 Medi-Ject indemnifies and agrees to hold BTG harmless against disputes arising from Independent Third Parties as more fully set in this Article 6.

6.3 Medi-Ject hereby represents that, to the best of its knowledge, none of the Patent Rights infringe on the patents or other legally protected proprietary rights of any Independent Third Party in the Territory.

6.4 Medi-Ject and BTG shall each give to the other prompt written notice of any claim or action made against either of them alleging that the manufacture, use or sale of the Devices or the Improvements in the Territory infringe the rights of an Independent Third Party.

     (a) Medi-Ject and BTG agree to cooperate and collaborate with each other in undertaking a full investigation of the situation and in taking such action as they shall agree is appropriate in the circumstances in defense or prosecution of such infringement.

6.5 In the event of the threat of institution of any suit by a third party against Medi-Ject, BTG or its Affiliates or sublicensees for patent infringement involving the manufacture, use, sale, distribution or marketing of Device(s), Improvements or hGH in the Territory, the party threatened or sued shall promptly notify the other party in writing.

     (a) In the event the suit is brought for patent infringement involving the manufacture, use, sale, distribution or marketing of the Device(s), Medi-Ject shall have the sole right to control the defense, which shall include, but is not limited to, the right to choose counsel, the right to control the strategy of the case and the right to control and enter into any settlements. The cost of the defense and any damages awarded shall be borne by Medi-Ject.

     (b) In the event the suit is brought for patent infringement involving the manufacture, use, sale, distribution or marketing of hGH, BTG shall have the sole right to control the defense, which shall include, but is not limited to, the right to choose counsel, the right to control the strategy of the case and the right to control and enter into settlements. The cost of the defense and any damages awarded shall be borne by BTG.

     (c) In the event the suit is brought for patent infringement involving the manufacture, use, sale, distribution or marketing of both hGH and the Device(s), then Medi-Ject and BTG shall jointly control the defense, which shall include, but is not limited to, the right to choose counsel, the right to control the strategy of the case and the right to control and enter into settlements. Any dispute regarding the control of the defense shall be determined in accordance with Section
          11.11. The cost of the defense and any damages awarded shall be shared equally.

6.6 It is understood and agreed to by the parties that it shall not be a breach of this Agreement if BTG, at any one or more times during the term of this Agreement, does not sell or stops selling Device(s) in the Territory because:

     (a) BTG is, at any one or more times during the Term of this Agreement, enjoined from selling hGH or Improvements or Device(s), or

     (b) BTG is, at any one or more times during the Term of this Agreement, sued as a result of the manufacture, use, sale, distribution or marketing of the Device(s) or Improvements or hGH;

     provided, however, that BTG must resume sale of Device(s) in the Territory whenever: (i) it is not enjoined from selling any one or more of Device(s), Improvements and hGH, or (ii) a court of competent jurisdiction makes a final, non-appealable determination that permits BTG to sell Device(s), Improvements and hGH in the Territory. If a court of competent jurisdiction makes a final, non-appealable determination precluding BTG from manufacturing, using, selling, distributing or marketing Device(s) or Improvements or hGH in the Territory, BTG may elect, in its sole discretion, to terminate this Agreement upon written notice to Medi-Ject without any liability to Medi-Ject.

6.7 In the event that either party determines that an Independent Third Party is making, using or selling a product that may infringe the Patent Rights, it shall promptly notify the other party in writing.

     (a) Medi-Ject, in its sole discretion, may elect to bring suit against such alleged infringer.

     (b) Medi-Ject shall have the sole right to control the prosecution of the case, which shall include, but is not limited to, the right to chose counsel, the right to control the strategy of the case and the right to control and enter into any settlements; provided, however, that Medi-Ject shall not settle any such suit without the prior written approval of BTG, which approval shall not be unreasonably withheld.

     (c) BTG agrees to provide all reasonable assistance to Medi-Ject that is requested by Medi-Ject. Medi-Ject shall pay all expenses incurred by BTG.

     (d)  The cost of prosecuting the case shall be borne by Medi-Ject.

     (e)  Any recoveries shall belong solely to Medi-Ject.

     (f) If ninety (90) days after receiving a written request from BTG to do so, Medi-Ject elects not to bring suit, BTG shall have the right to commence, prosecute and control an infringement action in BTG's name and at its own expense, provided however, that BTG shall not settle any such suit without the prior approval of Medi-Ject, which approval shall not be unreasonably withheld or delayed. Medi-Ject agrees to provide all reasonable assistance to BTG that is requested by BTG. Any monetary recovery shall belong solely to BTG.

6.8 To the best of Medi-Ject's knowledge, Medi-Ject warrants all elements contained in Medi-Ject Know How and in the registration dossiers, the Patent Rights and all other information and data in the form of statements, facts and figures and all information under which this Agreement is concluded are true and accurate.

6.9 Medi-Ject warrants that it manufactures to International Quality Assurance standards, that all Devices are manufactured to GMP.

6.10 Throughout the term of this Agreement and with reasonable written notice, but not normally exceeding once in any calendar year period both parties agree and their respective suppliers shall permit, during normal business hours, an inspection of its development, manufacturing and control facilities by personnel of, or chosen by the party conducting the inspection.

6.11 Medi-Ject warrants that all Device(s) delivered hereunder shall conform to the specifications agreed to by both parties, shall be fit for its intended use(s) in the Field, shall be free from defects in workmanship and materials as per specification agreed to by both parties and as such will be supplied with a one (1) year guarantee from normal usage.


                   ARTICLE 7 -- REJECTED DEVICES OR SHORTAGES
                   ------------------------------------------

7.1 Notwithstanding any payment made by BTG for Devices in Section 5.4, BTG may reject any Device(s) which fails to meet specifications as agreed by both parties. BTG shall, within thirty (30) days after its receipt of any shipment of Device(s), notify Medi-Ject in writing of any claim relating to any shortage in quantity of any shipment of Device(s).

     (a) In the event of such shortage, Medi-Ject shall make up the shortage within thirty (30) days of receiving such notice, at no additional cost to BTG.

     (b) In the event of rejection of Device(s), BTG shall confirm the rejection in writing and Medi-Ject shall replace the rejected Device(s) within ninety (90) days of receiving such notice at no additional cost to BTG.

     (c) In all instances of rejections, Medi-Ject shall make arrangement with BTG for the return or destruction of any rejected Device(s), such return shipping charges to be paid by Medi-Ject.

                          ARTICLE 8 -- INDEMNIFICATION
                           ---------------------------

8.1 Medi-Ject will indemnify and hold BTG harmless against any and all liability, damage, loss, cost or expense resulting from any third party claims made or suits brought against BTG which arise from Medi-Ject's willful maleficence in the use or sale of any Device(s) herein or Medi-Ject's breach of the representations and warranties set forth herein.

     (a) In evidence thereof, within one (1) month of the Effective Date of this Agreement, Medi-Ject will provide BTG with a certificate of insurance and copy of such policy showing BTG to be named on Medi-Ject's product liability insurance.


8.2 BTG will indemnify and hold Medi-Ject harmless against any and all liability, damage, loss, cost or expense resulting from any third party claims made or suits brought against Medi-Ject which arise from BTG's willful maleficence in the use or sale of any Device(s) in the Field including but not limited to non-compliance by BTG, BTG's affiliates and Sublicensees, with written instructions given by Medi-Ject in connection with the Devices and any and all claims relating to the manufacture, use or sale of any such pharmaceutical product used with the Device(s).

     (a) In evidence thereof, within one (1) month of the Effective Date of this Agreement, BTG will provide Medi-Ject with a certificate of insurance and copy of such policy showing Medi-Ject to be named on BTG's product liability insurance.

8.3 The party seeking indemnification shall promptly notify the other party of any claims asserted against it for which such indemnification is sought, and shall promptly deliver to the party from whom indemnification is sought a true copy of any summons or other process, pleading or notice issued in any lawsuit or other proceeding to assert or enforce such claim.

     (a) The indemnifying party reserves the right to control the investigation, trial and defense of such lawsuit or action (including all negotiations to effect settlement) any appeal arising therefrom and to employ or engage attorneys of its own choice, provided, however, that such indemnifying party may not settle any such lawsuit, claim or action if such settlement includes non-monetary or equitable relief that would materially and adversely affect the indemnified party, without the consent of that party, which shall not be unreasonable withheld.

     (b) The party seeking indemnification may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

     (c) The party seeking indemnification, its employees, agents and representatives shall provide full cooperation to the indemnifying party at all times during the pendency of the claim or lawsuit, including, without limitation, providing the party with all reasonably available information concerning the claim.


                  ARTICLE 9 -- FORCE MAJEURE; FAILURE TO SUPPLY
                  ---------------------------------------------

9.1 Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement provided that such delay is caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, labor disputes, including strikes, lockouts or boycotts, fires, explosions, floods, or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause as rapidly as possible.

9.2 If Medi-Ject fails, as set forth in Section 9.1, to supply all or part of the Licensed Product quantities ordered by BTG as per Section 5.1, BTG may, in its discretion, (a) require Medi-Ject to supply the undelivered Device(s) at a future date mutually agreed upon or (b) decrease the quantity of Device(s) originally ordered by BTG and deficient from Medi-Ject by that quantity not supplied by Medi-Ject due to Medi-Ject informing BTG force majeure due to Section 9.1.

9.3 If Medi-Ject is unable to supply BTG partly or in total of the quantities ordered by BTG over a period of three (3) months, Medi-Ject is obligated to find another manufacturing source and has to guarantee the supply of BTG's requirements of the Device(s) at the then current Medi-Ject price of Device(s) in the Field in the Territory, (a) if Medi-Ject cannot find another manufacturing source to satisfy Medi-Ject manufacturing commitments as per Section 9.2(b), BTG may decrease the quantity of Device(s) originally ordered by BTG and deficient from Medi-Ject by that quantity not supplied by Medi-Ject due to Medi-Ject informing BTG force majeure due to
     Section 9.1, and seek supply from an Independent Third Party to which Medi-Ject will provide under strict confidentiality and limitation any necessary know-how, information, licenses or tooling to the third party to produce only enough Device(s) to fulfill Medi-Ject's delinquent quantity obligation to BTG during Section 9.1 provisions.

     (a) When Medi-Ject can once again supply BTG's requirements, the third party supply commitments will be terminated and all know-how, information, licenses and tooling transfer to the party for manufacturing during Section 9.1 provisions will at Medi-Ject's sole discretion be destroyed or transferred, and Medi-Ject will resume supplying BTG with Device(s).

     (b)  During Independent Third Party manufacturing of Device(s) as per
          Section 9.3(a), Medi-Ject will not guarantee pricing of Device(s) in the Field in the Territory.

9.4 During Medi-Ject's default as described in Section 9.2(b), if BTG's pricing received from the Independent Third Party exceeds Medi-Ject's Device(s) pricing as per Section 4.2, BTG's obligation to pay royalties to Medi-Ject for sales of Device(s) provided by the Independent Third Party and sold by BTG shall cease until such time that: (a) pricing by Independent Third Party is equal or less than Medi-Ject's pricing as per Section 4.2 or (b) Medi-Ject resumes manufacturing of BTG's Device(s).


                       ARTICLE 10 -- TERM AND TERMINATION
                       ----------------------------------

10.1 This Agreement shall commence upon the Effective Date and shall continue in effect for the longer of five (5) years following the First Commercial Sale of Device(s) in the Field in the Territory or expiration of all patent coverage for Device(s) unless earlier terminated as provided below.

10.2 Notwithstanding the provisions of Section 10.1, if any party shall enter into liquidation either voluntary or compulsory (except for the purpose of amalgamation or reconstruction previously approved of in writing) or in any manner assign this Agreement or make any assignment for the benefit of creditors or cease or threaten to cease to carry on business or is unable to pay its debts as they fall due this Agreement shall terminate immediately.

     (a) To protect BTG's interests in the event Medi-Ject is acquired or enters into a Chapter 11 proceeding or other bankruptcy proceeding or into any liquidation, dissolution or winding up of the affairs of the corporation either voluntary or compulsory, or in any manner assigns this Agreement or makes any assignment for the benefit of creditors or ceases or threatens to cease to carry on business or is unable to pay its debts as they fall due, Medi-Ject will within fifteen (15) days of the Effective Date, place in escrow with an Independent Third Party designated by BTG, all Know How, information, licenses and tooling required to manufacture Device(s) and such escrowed items along with any inventory of Devices shall be immediately transferred to BTG upon the occurrence of any of the aforesaid events, the licenses granted to BTG pursuant to Article 3 shall be deemed and shall become fully-paid, perpetual and irrevocable.

10.3 Except as provided in Section 6.6, either party may terminate upon the breach of any material provision of this Agreement if the breach is not cured within ninety (90) days after receipt of written notice thereof to the breaching party.

     (a) Should, however, the other party remedy the default upon which said notice is based within the said ninety (90) day period, the notice shall be without effect and this Agreement shall continue in full force and effect.

10.4 In the event that this Agreement is terminated prior to the date of its expiration in the Territory, due to the fault of BTG, BTG shall promptly make an accounting to Medi-Ject of the inventory of all Devices which it and its agents and distributors have on hand in the Territory, if any, as of the date of such termination and said parties shall thereafter have the right for a period of six (6) months after the said termination to sell such inventory of the Devices.

     (a) Medi-Ject will instruct BTG, and BTG will comply with said instructions, to dispose of any remaining inventory of the Device(s) in accordance with regulatory requirements or return remaining inventory of Device(s) to Medi-Ject. BTG shall pay all expenses for such disposal or return of Device(s).

10.5 Except as provided in Section 6.6, termination of this Agreement, due to the fault of either party, shall be without prejudice to any other rights or remedies then or thereafter available to either party under this Agreement or otherwise.

10.6 Termination of the Agreement prior to the expiration of its term shall not affect in any way either party's waiver of or failure to take action with respect to any previous default hereunder.

10.7 Except as provided in Section 6.6, BTG may terminate this Agreement at any time during the supply period (Article 4) with one hundred eighty (180) days written notice to Medi-Ject of intent to terminate provided that all outstanding invoices, purchase orders and other payments due to Medi-Ject as per this Agreement are paid-in-full by BTG prior to such termination.

10.8 If a delay in performance is caused by those acts set forth in Section 9.1, excluding any delay pursuant to Section 6.6, and such delay last more than six (6) months, any party shall have the right to immediately terminate this Agreement.

10.9 Upon termination of this Agreement for any reason, all licenses granted hereunder, except as provided in Section 10.2(a), shall immediately terminate and each party shall return all Know How and Confidential Information to the party from which it was received, provided, however, that if Section 10.2(a) is applicable, BTG shall retain all Know How and Confidential Information received from Medi-Ject.

10.10 Except as provided in Section 10.2(a), BTG agrees that it will not use any Medi-Ject Know How or Confidential Information of Medi-Ject, either during or at any time after termination of this Agreement, to develop a competing product to the Device(s)(s) unless such product has been authorized by Medi-Ject.

10.11 Medi-Ject agrees that it will not use any BTG Know How or Confidential Information of BTG, either during or at any time after termination of this Agreement, to develop a competing product to BTG's hGH product unless such product has been authorized by BTG.


                           ARTICLE 11 - MISCELLANEOUS
                           --------------------------

11.1 This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and no statements or other agreements, oral or written, shall vary or modify the written terms. This Agreement may be modified by mutual written agreement of the parties.

11.2 All representations, warranties, covenants and agreements set forth in this Agreement and all duties and obligations of the parties hereunder shall survive final payment and the acceptance of Device(s).

11.3 The parties expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common laws, rules, regulation, treatises or decisions of any government or agency thereof of any country. If any word, sentence, paragraph, clause or combination thereof of this Agreement is judicially or administratively interpreted or construed as being in violation or any such provisions in any country, such words, sentences, paragraphs, clauses of combinations thereof shall be inoperative in each such country and the remainder of this Agreement shall remain binding upon the parties hereto.

11.4 Sections 2.2, 4.5, 8.1, 8.2, 8.3, 10.2, 10.4, 10.9, 10.10, 10.11, 11.2,
     11.7 and Article 12 shall survive this Agreement.

11.5 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective assigns and successors in interest; provided, however, neither party shall assign this Agreement in whole or in part without the written consent of the other, which consent shall not be unreasonably withheld.

11.6 All notices hereunder shall be in writing and shall be sent by registered or certified airmail, facsimile, telex, to the following addresses for the respective parties or to such other address as either party may specify by notice to the other party during the term of this Agreement:


      If to Medi-Ject:

         Medi-Ject Corporation
         161 Cheshire Lane, Suite 100
         Minneapolis, Minnesota 55441
         Telephone: (612) 475-7705
         Facsimile: (612) 476-1009

      If to BTG

         President
         Bio-Technology General Corp.
         70 Wood Avenue South
         Iselin, New Jersey 08830
         Telephone: (732) 632-8800
         Facsimile: (732) 632-8810

      Such notice shall be effective as of its date of sending of mailing or transmission.

11.7 The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota in the United States of America.

11.8 All titles and captions in the Agreement are for convenience only and shall not be of any meaning or substance.

11.9 Any waiver by any party hereto of any breach of any term or condition of the Agreement shall not constitute a waiver of any other breach of the same or any other term or condition.

11.10 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11 Neither party will issue any press release, SEC filings, prospectus or any other public announcement relating to this Agreement or its terms without obtaining the other party's prior written approval which approval will not be unreasonably withheld or delayed, provided that both parties allow disclosure of information to comply with the country, state and local laws and regulations in the Territory. The term "press release", as used herein, includes follow-up correspondence, press kits, and the like which may be provided in response to inquiries from the media or others.

11.12 BTG shall be deemed an independent contractor of Medi-Ject and, as such, BTG shall not be entitled to any benefits applicable to employees of Medi-Ject. Nothing contained in this Agreement shall be construed or implied to create an agency, partnership, or employer and employee relationship between BTG and Medi-Ject. At no time shall one make commitments or incur any charges or expenses for or in the name of the other party except as specifically provided herein.

11.13 Any dispute, controversy or claim arising out of or relating to this Agreement (hereinafter collectively referred to as "Dispute") shall be attempted to be settled by the parties, in good faith, by submitting each such Dispute to appropriate senior management representatives of each party in an effort to effect a mutually acceptable resolution thereof. In the event that no mutually acceptable resolution is achieved, then the parties shall submit the Dispute to arbitration, as set forth in Section 11.14, below.

11.14 Any Dispute relating to, arising out of or in connection with this Agreement or the performance or non-performance of either party any permitted assignee thereunder shall be submitted to arbitration under the Commercial Arbitration Rules and regulations of the American Arbitration Association.

      (a) In connection therewith, three (3) arbitrators shall constitute the panel of arbitrators.

      (b) Each party shall bear its own expenses in connection with any such arbitration.

      (c) The costs and expenses of the arbitration itself shall be borne by the parties equally unless the determination by the panel of arbitrators includes an award of costs, in which case expenses shall be borne in accordance with such award.

      (d) The decision and award of the panel of arbitrators shall be final and conclusive upon the parties, in lieu of all other legal, equitable or judicial proceedings between them, and no appeal or judicial review of the award or decision of the panel of arbitrators shall be taken, but rather any such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

      (e)  The place of arbitration shall be Philadelphia, Pennsylvania.

      (f)  The arbitration shall be conducted in the English language.


                          ARTICLE 12 -- FIRST AGREEMENT
                          -----------------------------

12.1 The First Agreement is terminated as of the Effective Date and this Agreement substituted therefor. The parties agree and acknowledge that each and every dispute, controversy or claim which did arise or could have arisen out of or relating to the First Agreement is extinguished and resolved and settled as of the Effective Date and that neither party has, had or shall have any obligation or liability to the other with respect to any such dispute, controversy or claim.

The parties intending to be bound hereby have caused this Agreement to be signed by their duly-authorized representatives as of the Effective Date.


BIO-TECHNOLOGY GENERAL CORP.           MEDI-JECT CORPORATION



By: /s/ S. Fass                        By: /s/ Franklis Pass
    ------------------------------         -------------------------------

Name: S. Fass                          Name: Franklin Pass
      ----------------------------           -----------------------------

Title: CEO                             Title: Chairman & CEO
       ---------------------------            ----------------------------

                               APPENDIX A - DEVICE

                             MJ7 Product Description

The MJ7 is a needle-free drug delivery system composed of a power pack, a needle-free syringe assembly, an adapter assembly for drawing drug from a traditional glass vial and an adapter cap to serve as a container closure for the drug vial. The power pack is reusable and is connected with the needle-free syringe when injecting or aspirating drug. The device is hand-held and spring powered. The delivered dose can be varied by the user up to the maximum of 0.5 ml in 0.01 ml increments. The needle-free syringe, adapter assembly and adapter cap are the only drug or injection site contacting materials, and these parts and assemblies are provided to the end user as sterile. The device is readied for use, or armed, by manually compressing a spring using a rotating or twisting motion. A similar but opposite twisting motion is used to dose the needle-free syringe when it is attached to the power pack. The drug to be delivered is injected by holding the device against the injection site with slight pressure and in a fashion that the needle-free syringe is in intimate contact with the injection site. Pushing a button which releases the energy stored in the spring triggers the injection. This device includes a safety mechanism that prevents inadvertent firing of the device. The safety is automatically set in the "safe" or non-firing mode when the device is armed. The safety prevents device actuation by preventing the button from being pushed. The device is primarily cylindrical in shape with a maximum diameter of approximately 1-inch. The length of the device is approximately 6 inches when the spring is fully compressed and the needle-free syringe is not attached. The device is approximately 7 3/4 inches when the device is fully extended at a dosage setting of 0.5 ml and the needle-free syringe is attached. The weight of the device is approximately 1/3 lbs. (135 grams) without the disposable components.


                                [PICTURE OF MJ7]

                              APPENDIX B - PATENTS


                             U. S. PATENTS - ISSUED

--------------------------- --------------------------------------- -------------------------------------- -------------------------
U. S. Patent No.            Name                                                 Inventor(s)                   Date of Patent
--------------------------- --------------------------------------- -------------------------------------- -------------------------
4,507,113                   HYPODERMIC JET INJECTOR                 DUNLAP, KENNETH W.                     MARCH 26, 1985
--------------------------- --------------------------------------- -------------------------------------- -------------------------
Des.304,616                 MEDICAMENT INJECTOR                     DUNLAP, KENNETH W.; BARDWELL, DAVID    NOVEMBER 14, 1989
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,062,830                   DRY DISPOSABLE NOZZLE ASSEMBLY FOR      DUNLAP, KENNETH W.                     NOVEMBER 5, 1991
                            MEDICAL JET INJECTOR
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,697,917                   NOZZLE ASSEMBLY WITH ADJUSTABLE         SADOWSKI, PETER L.; SCHIFF, DAVID;     DECEMBER 16, 1997
                            PLUNGER TRAVEL GAP                      MULHAUSER, PAUL
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,722,953                   NOZZLE ASSEMBLY FOR INJECTION DEVICE    SCHIFF, DAVID; MULHAUSER, PAUL         MARCH 3, 1998
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,769,138                   NOZZLE AND ADAPTER FOR LOADING          SADOWSKI, PETER L.; NELSON,            JUNE 23, 1998
                            MEDICAMENT INTO AN INJECTOR             SHELDON;  SCHIFF, DAVID; STOECKMANN,
                                                                    WALTER
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,800,388                   PLUNGER/RAM ASSEMBLY ADAPTED FOR A      SCHIFF, DAVID; MULHAUSER, PAUL         SEPTEMBER 1, 1998
                            FLUID INJECTOR
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,836,911                   INJECTION DEVICE HAVING POSITIONING     MARZYNSKI, MATTHEW; MULHAUSER,         NOVEMBER 17, 1998
                            MEANS                                   PAUL;  SCHIFF, DAVE
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,846,233                   COUPLING DEVICE FOR MEDICAL INJECTION   LILLEY, STEPHEN J.; TAYLOR, HUGH       DECEMBER 8, 1998
                            SYSTEM                                  F.;  THEOBALD, DAVID R.; CARLSON,
                                                                    CRAIG J.; ROSEN, DAVID I.;  JOHNSON,
                                                                    THOMAS R.
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,865,795                   SAFETY MECHANISM FOR INJECTION DEVICES  SCHIFF, DAVID; MULHAUSER, PAUL         FEBRUARY 2, 1999
--------------------------- --------------------------------------- -------------------------------------- -------------------------
5,891,085                   NOZZLE ASSEMBLY WITH LOST MOTION        LILLEY, STEPHEN J.; TAYLOR, HUGH       APRIL 6, 1999
                            CONNECTION FOR MEDICAL INJECTOR         F.;  THEOBALD, DAVID R.; CARLSON,
                            ASSEMBLY                                CRAIG J.; ROSEN, DAVID I.;  JOHNSON,
                                                                    THOMAS R.
--------------------------- --------------------------------------- -------------------------------------- -------------------------

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

                                                                   Page 26 of 26



                      U. S. PATENTS - ISSUED (Continued)


-------------------------- ------------------------------------------- ------------------------------------- -----------------------
U. S. Patent No.           Name                                                    Inventor(s)                  Date of Patent
-------------------------- ------------------------------------------- ------------------------------------- -----------------------
5,921,967                  PLUNGER FOR NOZZLE ASSEMBLY                 SADOWSKI, PETER L.; SCHIFF, DAVID;    JULY, 13, 1999
                                                                       STOECKMANN, WALTER; MULHAUSER, PAUL
-------------------------- ------------------------------------------- ------------------------------------- -----------------------
5,875,976                  LOCKING MECHANISM FOR NOZZLE ASSEMBLY       NELSON, SHELDON; SCHIFF, DAVID;       MARCH 2, 1999
                                                                       STOECKMANN, WALTER
-------------------------- ------------------------------------------- ------------------------------------- -----------------------


                              APPLICATIONS - FILED

-------------------------- ------------------------------------------------ ----------------------------------- --------------------
Application No.            Name                                                        Inventor(s)                Reference No.
-------------------------- ------------------------------------------------ ----------------------------------- --------------------
60/094,163                 LOADING MECHANISM FOR MEDICAL INJECTOR ASSEMBLY  DEBOER, DAVID M.; LESCH, JR. PAUL   8066-047
                                                                            R.; NELSON, SHELDON J.
-------------------------- ------------------------------------------------ ----------------------------------- --------------------
60/094,167                 INJECTION-ASSISTING PROBE FOR MEDICAL INJECTOR   DEBOER, DAVID M.; SADOWSKI, PETER   8066-048
                           ASSEMBLY                                         L.; LESCH, PAUL R.; BERMAN,
                                                                            CLAUDE L.; GIAMBATTISTA, LUCIO
-------------------------- ------------------------------------------------ ----------------------------------- --------------------
